Exhibit 3.12
CERTIFICATE OF AMENDMENT
to
CERTIFICATE OF DESIGNATION
of
SERIES D NON-VOTING CONVERTIBLE PREFERRED STOCK
of
CORMEDIX INC.

The undersigned, Randy Milby, hereby certifies that:

I.  He is the duly elected and acting Chief Executive Officer of CorMedix Inc., a Delaware corporation (the “Company”).

II. That the Certificate of Designations of the Series D Non-Voting Convertible Preferred Stock of the Company was filed with the Secretary of State of the State of Delaware on October 21, 2013 (the “Certificate of Designations”).

III. This Certificate of Amendment amends the Certificate of Designations as set forth below, which amendment was duly adopted by the Board of Directors of the Company and the holders of the outstanding shares of the Series D Non-Voting Convertible Preferred Stock of the Company in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IV. That Section 1 of the Certificate of Designations is amended by adding the following new paragraph after the end of the definition of “Person”:

“ “PIK Payment” shall have the meaning set forth in Section 3(b).”

V. That the definition of “Stated Value” in Section 1 of the Certificate of Designations is hereby deleted in its entirety and replaced with the following:

“ “Stated Value” shall mean $7.00 plus any Preferred Dividends paid as a PIK Payment in accordance with Section 3(b).”

VI. That Section 3(b) of the Certificate of Designations is hereby deleted in its entirety and replaced with the following:

“Payment of Preferred Dividends.  For the seven-year period ending on October 2, 2020, Preferred Dividends shall be paid on the Dividend Payment Date by adding the amount thereof to the then-current Stated Value of such share of Series D Preferred Stock (a “PIK Payment”); thereafter Preferred Dividends shall be paid in cash.  Any dividend paid as a PIK Payment will be deemed paid in full.  All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities, other than to declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock.”

[signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Designation has been executed by a duly authorized officer of the Company on this 8th day of January, 2014.

CORMEDIX INC.

By:	/s/ Randy Milby
Name: Randy Milby
Title: Chief Executive Officer